Exhibit 99.1

PERICOM SEMICONDUCTOR REPORTS

FISCAL THIRD QUARTER 2015 FINANCIAL RESULTS

Achieved Non-GAAP Gross Margin of 47.9% and EPS of $0.17

Milpitas, Calif. – April 28, 2015 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high performance connectivity and timing solutions, today announced results for its fiscal 2015 third quarter ended March 28, 2015.

THIRD QUARTER HIGHLIGHTS

▪	Revenues increased 3.5% year-over-year to $31.8 million
▪	Achieved 46.3% gross margin (47.9% non-GAAP), a year-over-year increase of 550 bps
▪	Operating margin was 7.9% (14.1% non-GAAP) as compared with 1.3% in the same quarter last year
▪	Net income was $0.11 per diluted share as compared with $0.07 in Q3 last year
▪	Non-GAAP net income was $0.17 per diluted share as compared with $0.08 in Q3 last year
▪	Paid quarterly dividend of $0.06 per share

“Our continued execution during the quarter led to record non-GAAP gross margin of 47.9 percent, increasing 540 basis points over the prior year period. Combined with a 760 basis point year-over-year improvement in non-GAAP operating margin, we achieved non-GAAP earnings per diluted share of $0.17,” said Alex Hui, President and CEO of Pericom. “Revenue in the quarter reflected sequential strength in our networking and server & storage end markets, primarily offset by softer than expected demand for our timing products. Looking forward, we expect continued improvement in profitability as we further expand our content in high-growth applications.”

Net revenues for the third quarter were $31.8 million, up 3.5% from the $30.7 million reported in the year-ago quarter, and down 4.5% compared to $33.3 million in the second quarter of fiscal 2015. Revenue increased year-over-year primarily as a result of strength in the PC/notebook and server & storage end markets.

GAAP gross margin was 46.3% in the third quarter, a 550 basis point increase from 40.8% during the third quarter of fiscal 2014, and a 170 basis point increase compared to 44.6% in the prior quarter.

GAAP operating income in the fiscal third quarter was $2.5 million, or 7.9% of revenue, compared with $0.4 million, or 1.3% of revenue, in the third quarter of 2014, and operating income of $2.8 million, or 8.3% of revenue, in the second quarter of 2015.

GAAP net income for the third quarter was $2.5 million, or $0.11 per diluted share, compared with net income of $1.6 million, or $0.07 per diluted share, in the third quarter of 2014, and net income of $3.7 million, or $0.16 per diluted share in the second quarter of fiscal 2015.

To facilitate the complete understanding of comparable financial performance between periods, Pericom also presents performance results net of certain non-cash and one-time items as non-GAAP measures.

On a non-GAAP basis, gross margin was 47.9% in the third quarter, a 540 basis point increase from 42.5% during the third quarter of fiscal 2014, and a 170 basis point increase compared to 46.2% in the prior quarter.

On a non-GAAP basis, fiscal third quarter operating income was $4.5 million, or 14.1% of revenue, compared to $2.0 million, or 6.5% of revenue, in the year-ago quarter, and operating income of $4.5 million, or 13.5% of revenue, in the second quarter of 2015.

NEWS RELEASE April 28, 2015

On a non-GAAP basis, net income for the third quarter was $3.9 million, or $0.17 per diluted share, compared to non-GAAP net income of $1.8 million, or $0.08 per diluted share, in the year-ago quarter, and non-GAAP net income of $5.0 million, or $0.22 per diluted share, in the second quarter of fiscal 2015.

New Products

In the third quarter of fiscal 2015, Pericom introduced a total of 16 new products in our Signal Integrity, Connectivity, Switching, and Timing product areas. All of these products are targeted to our focus market segments, and were sampled to key customers during the quarter.

We introduced 1 new Connectivity product – a video/audio media bridge targeting PCIe video, automotive camera, and video server applications.

We introduced 2 new switches including a Type C protocol switch and a 12Gb high performance switch targeting server, storage/server, PC computing, and mobile platform applications. Type C refers to the new USB connector that will replace existing, older USB connectors on almost all devices over the next few years. The new Type C is small, doesn’t care which way the connector is inserted, and can handle higher data rates and more power.

We expanded our Timing solutions for next generation enterprise and cloud computing platforms with 1 new XO product family with frequency programming, and 8 high performance clock buffers and low-power clock generators aimed at enterprise/ networking and cloud storage applications.

For Signal Integrity we introduced 4 new products, including additions to the USB3 5Gb redriver for mobility platforms, a new automotive USB3 ReDriver with AEC-Q rating for infotainment systems, and an HDMI active redriver/mux aimed at consumer and computing applications.

Dividend

On January 26, 2015, the Company announced that Pericom’s Board of Directors had approved the initiation of quarterly cash dividends, commencing with a dividend of $0.06 per share of common stock for the quarter ended December 27, 2014. The Company’s dividend of $0.06 per share of common stock for the quarter ended March 28, 2015 will be payable on May 26, 2015 to shareholders of record at the close of business on May 12, 2015.

Share Repurchase Update

The Company repurchased 73,677 shares in the three months ended March 28, 2015 for an aggregate cost of $1.0 million at an average per share purchase price of $13.72. The remaining balance of potential share repurchases under the authorization is approximately $21.6 million. Shares may be repurchased from time to time in the open market or through private transactions, at the discretion of Pericom management. As of April 22, 2015, Pericom had approximately 22.4 million shares of common stock outstanding.

Fiscal Q4 2015 Outlook

The following statements are based on current expectations. These statements are forward looking, and actual results may differ materially. For the fiscal quarter ended June 27, 2015 guidance is as follows:

•	Revenues are expected to be in the range of $31.0 million to $33.0 million.

•	GAAP gross margins are expected to be between 44.0% and 46.0%, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately 1.5%, non-GAAP gross margins are expected to be in the 45.5% to 47.5% range.

•	GAAP operating expenses are expected to be approximately $12.2 million, and adjusting for share-based compensation, amortization of intangibles and fair value adjustments that are expected to total approximately $1.2 million, non-GAAP operating expenses are expected to be approximately $11.0 million.

•	Other income is expected to be approximately $1.0 million on both a GAAP and non-GAAP basis.

•	The effective tax rate is expected to be approximately 24% on a GAAP basis and approximately 20% on a non-GAAP basis.

1545 Barber Lane Milpitas, CA 95035 (408) 232-9100

NEWS RELEASE April 28, 2015

Conference Call

The press release will be followed by a conference call beginning at 1:30 p.m. Pacific time on April 28, 2015. To listen to the call, dial (877) 377-7103 and provide the operator with conference ID 28420725. A slide presentation will accompany the conference call. To view the slides, please visit the investor relations section of www.pericom.com.

The Pericom financial results conference call will also be available via a live webcast on the investor relations section of the website at http://www.pericom.com. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the website for approximately 90 days.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications, consumer and embedded market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in Milpitas, California, with design centers and technical sales and support offices globally. Pericom and the Pericom logo are trademarks or registered trademarks of Pericom Semiconductor Corp in the U.S. and/or other countries. Our website is http://www.pericom.com.

Non-GAAP Financial Information

In addition to disclosing financial results calculated in accordance with U.S. generally accepted accounting principles (GAAP), this announcement of operating results contains non-GAAP financial measures that exclude the income statement effects of share-based compensation, amortization of intangible assets, fair value adjustments on acquired fixed assets, restructuring charges, lease restructuring and moving costs, asset write-offs, tax provision on intercompany transactions, the corresponding tax effects and the effects of excluding share-based compensation upon the number of diluted shares used in calculating non-GAAP earnings per share.

We have excluded share-based compensation expense in calculating these non-GAAP financial measures.  These expenses are non-cash in nature and rely on valuations of the future market price of our common stock that is difficult to predict and is affected by market factors that are largely not within the control of management. We have excluded amortization of intangible assets, amortization of fair value adjustments on acquired fixed assets, restructuring charges, lease restructuring and moving costs, asset write-offs, tax provision on intercompany transactions and the corresponding tax effects because we do not consider them to be related to our core operating performance. We also use non-GAAP data in calculating certain metrics such as non-GAAP cost of goods sold in computing inventory days of supply.

We use the non-GAAP financial measures that exclude these items to make strategic decisions, forecast future results and evaluate the Company’s current operating performance. We believe that the presentation of non-GAAP financial measures that exclude these items is useful to investors because we do not consider these charges either part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that are used to evaluate the Company’s operating performance.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

1545 Barber Lane Milpitas, CA 95035 (408) 232-9100

NEWS RELEASE April 28, 2015

Safe Harbor Statement

This press release contains forward-looking statements as defined under The Securities Litigation Reform Act of 1995. Forward-looking statements in this release include statements by our CEO concerning future business and continued improvement in profitability and the statements under the captions “Fiscal Q4 2015 Outlook”, which regard the anticipated revenues, gross margin, operating expenses, other income, and effective tax rate in the fourth fiscal quarter of 2015. The Company’s actual results could differ materially from what is set forth in such forward-looking statements due to a variety of risk factors, including softness in demand for our products, price erosion for certain of our products, unexpected difficulties in developing new products, customer decisions to reduce inventory, economic or financial difficulties experienced by our customers, or technological and market changes. All forward-looking statements included in this document are made as of the date hereof, based on information available to the Company as of the date hereof, and Pericom assumes no obligation to update any forward-looking statements. Parties receiving this release are encouraged to review our annual report on Form 10-K for the year ended June 28, 2014, the quarterly report on Form 10-Q for the quarter ended December 27, 2014, and in particular, the risk factors section contained in those reports.

Contact: Kevin Bauer

Pericom Semiconductor

Tel: 408 232-9100

kbauer@pericom.com

1545 Barber Lane Milpitas, CA 95035 (408) 232-9100

Pericom Semiconductor Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	December 27,	March 29,	December 27,	March 29,
	2015	2014	2014	2014	2014

Net revenues	$31,757	$33,255	$30,681	$98,271	$95,329

Cost of revenues	17,054	18,427	18,175	54,660	57,795

Gross profit	14,703	14,828	12,506	43,611	37,534

Operating expenses:

Research and development	4,614	4,390	4,694	13,592	15,013

Selling, general and administrative	7,573	7,682	7,407	22,555	22,220

Total operating expenses	12,187	12,072	12,101	36,147	37,233

Income (loss) from operations	2,516	2,756	405	7,464	301

Interest and other income, net	1,039	745	696	2,476	2,060

Foreign exchange gain	(492)	1,190	106	1,281	276

Income before income taxes	3,063	4,691	1,207	11,221	2,637

Income tax expense (benefit)	635	1,113	(421)	2,758	(521)

Net income from consolidated companies	2,428	3,578	1,628	8,463	3,158

Equity in net income of unconsolidated affiliates	35	74	13	148	82

Net income	$2,463	$3,652	$1,641	$8,611	$3,240

Basic income per share	$0.11	$0.17	$0.07	$0.39	$0.14

Diluted income per share	$0.11	$0.16	$0.07	$0.38	$0.14

Shares used in computing basic income per share	22,436	22,110	22,659	22,161	22,751

Shares used in computing diluted income per share	23,049	22,624	22,880	22,645	22,950

Pericom Semiconductor Corporation

Supplemental Information

(In thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	December 27,	March 29,	March 28,	March 29,
	2015	2014	2014	2015	2014

Share-based compensation
Cost of revenues	$41	$56	$40	$130	$126
Research and development	365	299	257	882	867
Selling, general and administrative	804	595	420	1,857	1,204
Share-based compensation expense	$1,210	$950	$717	$2,869	$2,197

Amortization of intangible assets
Cost of revenues	$473	$473	$483	$1,424	$1,452
Research and development	-	-	-	-	67
Selling, general and administrative	244	248	249	739	745
Amortization of intangible assets	$717	$721	$732	$2,163	$2,264

Pericom Semiconductor Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	December 27,	March 29,	March 28,	March 29,
	2015	2014	2014	2015	2014
GAAP net income	$2,463	$3,652	$1,641	$8,611	$3,240
Reconciling items:
Share-based compensation expense	1,210	950	717	2,869	2,197
Amortization of intangible assets	717	721	732	2,163	2,264
Fair value adjustment to depreciation expense on acquired fixed assets	50	51	51	152	153
Restructuring charge	-	-	95	112	190
Write-off of assets	-	109	-	109	210
Release of tax reserves	-	-	(1,035)	-	(1,776)
Tax on intercompany transaction	-	-	-	-	15
Lease restructuring and moving costs	-	-	-	-	522
Tax effect of adjustments	(521)	(461)	(383)	(1,359)	(1,378)
Total reconciling items	1,456	1,370	177	4,046	2,397
Non-GAAP net income	$3,919	$5,022	$1,818	$12,657	$5,637

Reconciliation of GAAP Diluted EPS to Non-GAAP Diluted EPS
(unaudited)

Diluted net income per share:
GAAP diluted income per share	$0.11	$0.16	$0.07	$0.38	$0.14
Adjustments:
Share-based compensation expense	0.05	0.04	0.03	0.12	0.09
Amortization of intangible assets	0.03	0.03	0.03	0.09	0.10
Fair value adjustment to depreciation expense on acquired fixed assets	-	-	-	-	0.01
Restructuring charge	-	0.01	0.01	0.01	0.01
Write-off of assets	-	-	-	-	0.01
Release of tax reserves	-	-	(0.04)	-	(0.08)
Tax on intercompany transaction	-	-	-	-	-
Lease restructuring and moving costs	-	-	-	-	0.02
Tax effect of adjustments	(0.02)	(0.02)	(0.02)	(0.06)	(0.06)
Total adjustments	0.06	0.06	0.01	0.16	0.10
Non-GAAP diluted income per share	$0.17	$0.22	$0.08	$0.54	$0.24

Shares used in diluted net income per share calculation:
GAAP	23,049	22,624	22,880	22,645	22,950
Exclude the benefit of share-based compensation expense (1)	441	412	526	446	447
Non-GAAP	23,490	23,036	23,406	23,091	23,397

(1) For purposes of calculating non-GAAP diluted net income per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits of unamortized stock compensation costs that are treated as proceeds assumed to be used to repurchase shares under the GAAP treasury stock method.

Pericom Semiconductor Corporation

Reconciliation of GAAP Gross Profit to Non-GAAP Gross Profit

(In thousands)

(unaudited)

	Three Months Ended			Nine Months Ended
	March 28,	December 27,	March 29,	March 28,	March 29,
	2015	2014	2014	2015	2014
GAAP gross profit	$14,703	$14,828	$12,506	$43,611	$37,534
- % of revenues	46.3%	44.6%	40.8%	44.4%	39.4%
Reconciling items:
Share-based compensation	41	56	40	130	126
Amortization of intangible assets	473	473	483	1,424	1,452
Fair value adjustment to depreciation expense on acquired fixed assets	10	10	10	30	30
Restructuring charge	-	-	-	84	-
Total reconciling items	524	539	533	1,668	1,608
Non-GAAP gross profit	$15,227	$15,367	$13,039	$45,279	$39,142
- % of revenues	47.9%	46.2%	42.5%	46.1%	41.1%

Reconciliation of GAAP R&D Expenses to Non-GAAP R&D Expenses
(unaudited)

GAAP research and development expenses	$4,614	$4,390	$4,694	$13,592	$15,013
- % of revenues	14.5%	13.2%	15.3%	13.8%	15.7%
Reconciling items:
Share-based compensation	(365)	(299)	(257)	(882)	(867)
Amortization of intangible assets	-	-	-	-	(67)
Fair value adjustment to depreciation expense on acquired fixed assets	(10)	(10)	(10)	(30)	(30)
Restructuring charge	-	-	(59)	(28)	(137)
Write-off of assets	-	-	-	-	(210)
Total reconciling items	(375)	(309)	(326)	(940)	(1,311)
Non-GAAP research and development expenses	$4,239	$4,081	$4,368	$12,652	$13,702
- % of revenues	13.3%	12.3%	14.2%	12.9%	14.4%

Reconciliation of GAAP SG&A Expenses to Non-GAAP SG&A Expenses
(unaudited)

GAAP selling, general and administrative expenses	$7,573	$7,682	$7,407	$22,555	$22,220
- % of revenues	23.8%	23.1%	24.1%	23.0%	23.3%
Reconciling items:
Share-based compensation	(804)	(595)	(420)	(1,857)	(1,204)
Amortization of intangible assets	(244)	(248)	(249)	(739)	(745)
Fair value adjustment to depreciation expense on acquired fixed assets	(30)	(31)	(31)	(92)	(93)
Restructuring charge	-	-	(36)	-	(53)
Lease restructuring and moving costs	-	-	-	-	(522)
Total reconciling items	(1,078)	(874)	(736)	(2,688)	(2,617)
Non-GAAP selling, general and administrative expenses	$6,495	$6,808	$6,671	$19,867	$19,603
- % of revenues	20.5%	20.5%	21.7%	20.2%	20.6%

Pericom Semiconductor Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of	As of
	March 28, 2015	June 28, 2014
Assets

Current assets:

Cash and cash equivalents	$39,208	$33,020
Short-term investments	99,824	86,104
Accounts receivable - trade	22,918	24,036
Inventories	14,078	12,288
Prepaid expenses and other current assets	4,719	5,336
Deferred income taxes	764	726
Total current assets	181,511	161,510

Property, plant and equipment - net	56,865	58,537
Investments in unconsolidated affiliates	2,413	2,445
Deferred income taxes non-current	2,518	2,460
Intangible assets	4,772	7,009
Other assets	7,964	8,118
Total assets	$256,043	$240,079

Liabilities and Shareholders' Equity

Current liabilities:

Accounts payable	$13,752	$8,927
Accrued liabilities	11,896	9,934
Total current liabilities	25,648	18,861

Industrial development subsidy	5,606	6,354
Deferred tax liabilities	4,820	5,460
Other long-term liabilities	1,961	1,912
Total liabilities	38,035	32,587

Shareholders' equity:
Common stock and paid in capital	118,618	113,118
Retained earnings and other comprehensive income	99,390	94,374
Total shareholders' equity	218,008	207,492

Total liabilities and shareholders' equity	$256,043	$240,079